Exhibit 99.1

Concierge Technologies Inks Deal for Another Acquisition

VALLEY CENTER, Calif., Oct. 20, 2017 /PRNewswire/ -- Concierge Technologies, Inc. (OTCQB: CNCG) today announced that their wholly owned subsidiary Kahnalytics, Inc. has signed an agreement to acquire the assets and business of The Original Sprout LLC, a California Limited Liability Company ("OS"). Upon consummation of the transaction, Kahnalytics will begin operating under the fictitious business name "Original Sprout".

Original Sprout, a manufacturer and distributor of clean, non-toxic, all-natural hair care and skin products, was founded in 2003 by master hair stylist Inga Tritt www.originalsprout.com. Since that time the company's distribution has grown to include major grocery store chains, professional salons, health and beauty stores, family resorts, and hundreds of individually owned retail and internet outlets. Originally conceived as a non-toxic baby shampoo, the product line has been expanded over the years to include an adult hair and skin care line, specialties for teens, and additions such as sun screen and lotions. The complete line remains true to its heritage of all-natural, non-toxic, ingredients. The brand is well recognized and in use by caring mothers, celebrities and royalty alike world-wide.

The purchase price, subject to certain adjustment provisions, will be paid in cash by Concierge Technologies. The closing of the transaction is contingent upon final documentation and certain legal and regulatory compliances that are usual and customary for a transaction of this nature. Management expects the transaction to be concluded by the end of November 2017.

David Neibert, President of Kahnalytics and CFO of Concierge Technologies, remarked, "We are excited to be taking this next step in the continued growth of Concierge and its subsidiaries. Original Sprout is a remarkable company and Inga Tritt has created a remarkable product. We're looking forward to working closely with her over the coming years, continuing to advance the range of the products while expanding beyond the traditional market niche. If you're not yet a believer, visit a store and try her products. We think you'll agree that Original Sprout bests the competition, and that made the deal for us!"

About Concierge Technologies

Founded in 1996, Concierge Technologies, Inc. today is a global conglomerate with operating businesses in financial services, food manufacturing, and security systems. Concierge's common stock is listed as "CNCG" on the OTCQB Exchange.

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company's website (www.conciergetechnology.net) or at www.sec.gov.

CONTACT: Katie Rooney, Chief Communications Officer, Phone: 614.775.1246, Email address: krooney@conciergetechnology.net